Exhibit 10.1

CARDINAL HEALTH, INC.

LONG-TERM INCENTIVE CASH PROGRAM

Article 1. Establishment and Purpose

1.1. Establishment of Program. The Cardinal Health, Inc. Long-Term Incentive Cash Program (the “Program”) is hereby established effective as of July 1, 2007, under Section 13 of the Cardinal Health, Inc. 2005 Long-Term Incentive Plan, as amended (the “2005 LTIP”). The Program is subject to the terms and provisions of the 2005 LTIP.

1.2. Purpose. The primary purposes of the Program are to:

(a) Achieve the Company’s long term financial objectives;

(b) Focus management on key measures that drive financial and management performance; and

(c) Provide compensation opportunities that are externally competitive and internally consistent with the Company’s growth objectives and total compensation strategies.

Article 2. Definitions

Whenever used in the Program, capitalized terms that are defined in the 2005 LTIP shall have the meanings attributed to them in the 2005 LTIP. In addition, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the term is capitalized:

2.1. “Covered Employee” means any Participant who is, or who is determined by the Committee to be likely to become, a “covered employee” within the meaning of Code Section 162(m).

2.2. “Effective Date” means July 1, 2007.

2.3. “Final Award” means the actual incentive compensation earned under a Cash Award during a Performance Period or partial Performance Period by a Participant, as determined by the Administrator following the end of the Performance Period or partial Performance Period, as applicable.

2.4. “Performance Period” means a period of three fiscal years of the Company. The first Performance Period under the Program shall be the three fiscal year period beginning on the Effective Date, with a new three fiscal year Performance Period beginning on each anniversary thereof until the Program is terminated.

2.5 “Retirement” means Termination of Employment by a Participant (other than by reason of death or Disability and other than in the event of Termination for Cause) from the Company and its Affiliates (a) after attaining age fifty-five (55), and (b) having at least ten (10) years of continuous service with the Company and its Affiliates, including service with an Affiliate of the Company prior to the time that such Affiliate became an Affiliate of the Company. For purposes of the age and/or service requirement, the Administrator may, in its discretion, credit a Participant with additional age and/or years of service.

Article 3. Eligibility and Participation

3.1. Eligibility. The Administrator shall designate the key executive Employees who are eligible to receive a Cash Award under the Program. Only the Committee may determine the eligibility of Employees who are Covered Employees.

3.2. Participation. Employees who are chosen to participate in the Program for a Performance Period shall be apprised of the performance criteria and related Cash Awards determined for them for the Performance Period, as soon as is practicable after such criteria and Cash Awards are established and shall be apprised of the award level determined by the Committee and Final Award determined for them for the Performance Period, as soon as is practicable after they are determined.

3.3. Partial Performance Period Participation. An Employee who becomes eligible after the beginning of the Performance Period may participate in the Program for that Performance Period on a ratable basis provided at least two fiscal years remain in the Performance Period at the date of the Employee’s initial eligibility. Such situations may include, but are not limited to (a) new hires; or (b) when an Employee is promoted from a position which did not previously meet the eligibility criteria. The Administrator, in its sole discretion, retains the right to prohibit or allow participation for any of the aforementioned Employees. The performance criteria previously established under the Program shall apply to any Employees who become eligible after the beginning of the Performance Period. If an Employee participates for only a portion of the Performance Period for any reason, his or her Cash Award will be pro-rated based on the number of days he or she performed services during the Performance Period over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Cash Award based on the partial Performance Period applicable to the Employee. Notwithstanding anything in this Section 3.3 or in the Program to the contrary, the participation in the Program for a Covered Employee who becomes eligible after the beginning of the Performance Period shall comply with the provisions of Code Section 162(m).

3.4. No Right to Participate. No Participant or other Employee shall at any time have a right to be selected for participation in the Program for any Performance Period, whether or not he or she previously participated in this or any similar Program.

Article 4. Award Determination

4.1. Performance Criteria and Covered Employees. Within 90 days following the first day of the Performance Period (or, if earlier, before 25% of that period has elapsed), and at a time when the outcome relative to the attainment of the performance criteria is not substantially certain, the Administrator shall select and establish in writing performance criteria for that Performance Period (“Period Qualifying Performance Criteria”), which, if met, will entitle Participants to the payment of the Cash Awards. To ensure compliance with the exception from Code Section 162(m) for qualified performance-based compensation, the performance criteria established for Participants who are Covered Employees shall be based on one or more Qualifying Performance Criteria. In addition, the Committee shall establish the Cash Award, including a target incentive award, in writing for each Covered Employee for the Performance Period. A level of performance relative to the Period Qualifying Performance Criteria shall be designated as the “Maximum Award” at which the target incentive award shall be earned. Participants who are Covered Employees may receive a Final Award solely if the Period Qualifying Performance Criteria are met. Subject to the requirements of Code Section 162(m) with respect to Covered Employees, at the time the Cash Awards are made and performance criteria are established, the Committee is authorized to determine the manner in which the performance criteria will be calculated or measured to take into account certain factors over which Participants have no or limited control, including, but not limited to, market related changes in inventory value, changes in industry margins, changes in accounting principles, and extraordinary charges to income.

4.2. Performance Criteria and Participants. The Administrator may, in its discretion, establish one or more business goals (“Period Business Goals”) in addition to the Period Qualifying Performance Criteria (collectively, the “Period Performance Criteria”) which correspond to various levels of Cash Awards based on percentage multiples of a target incentive award or other levels of attainment of the business goals. In addition, the Administrator shall establish a Cash Award, including a target incentive award, for each Participant who is not a Covered Employee for the Performance Period. A level of performance relative to the Period Performance Criteria shall be designated as the “100% Award Level” at which the target incentive award shall be earned. In addition, ranges of performance above and below the one hundred percent (100%) performance level may be established, with corresponding Cash Award levels ranging from a minimum of 0% to a maximum of 200% of the target incentive award.

4.3. Final Award Determinations. At the end of each Performance Period, the Committee shall certify in writing the extent to which the Period Qualifying Performance Criteria were met and, if Period Business Goals were established, shall determine the extent to which the Period Business Goals were met. If the Period Qualifying Performance Criteria for the Performance Period are met, Covered Employees shall be entitled to the payment of the Maximum Award, subject to the Committee’s exercise of negative discretion to reduce any Final Award payable to a Covered Employee based on achievement of Period Business Goals or other factors as determined by the Committee in its sole discretion. With respect to Participants who are not Covered Employees, the Committee shall determine the award level based upon the extent to which Period Performance Criteria were met, subject to the Committee’s exercise of discretion to increase or reduce the award level based on such factors as determined by the Committee in its sole discretion. The Administrator shall determine Final Award for Participants who are not Covered Employees by applying the award level determined by the Committee to the target incentive award established under the Cash Award for that Participant. As set forth in the 2005 LTIP, the maximum amount payable to any single Participant pursuant to the portion of a Cash Award earned with respect to any single fiscal year shall not exceed $7,500,000.

4.4. Fiscal Year 2008-2010 Transition. Notwithstanding the foregoing, the Committee shall establish performance criteria applicable to the first two fiscal years of the first Performance Period under the Program (from July 1, 2007 through June 30, 2009), in addition to the performance criteria for the entire three fiscal year Performance Period (from July 1, 2007 through June 30, 2010). If the performance criteria applicable to the period from July 1, 2007 through June 30, 2009 are met, then forty percent (40%) of the Cash Award established for the Performance Period shall be payable. Based upon the level of performance achieved, the Cash Award amount may range from a minimum of 0% to a maximum of 80% of the target incentive award. The remaining sixty percent (60%) of the Cash Award, which amount may range from a minimum of 0% to a maximum of 120% of the target incentive award, shall be payable based upon the achievement of the performance criteria for the entire Performance Period. All determinations of performance criteria, Cash Awards and Final Awards applicable to the partial Performance Period from July 1, 2007 through June 30, 2009 shall be made in the same manner and subject to the same restrictions as apply to the entire Performance Period hereunder.

Article 5. Payment of Final Awards

Each Participant’s Final Award shall be paid in cash, in one lump sum, subject to applicable tax withholding, on the last regular business day occurring on or before the 15th day of the third month after the end of each Performance Period or partial Performance Period, as applicable. If payment is delayed due to an unforeseeable event or other administrative delays, payment shall in no event be made later than the 15th day of the third month after the end of the taxable year of the Participant in which the Final Award was earned. The Administrator may permit or provide for deferred payment of any Final Award to a specified date or to a date not less than six (6) months after termination of employment, in accordance with the terms and conditions of the Cardinal Health Deferred Compensation Plan and in compliance with the requirements of Code Section 409A.

Article 6. Termination of Employment; Other Vesting and Forfeiture Events

6.1. Termination of Employment Due to Retirement, Death or Disability. In the event a Participant’s employment is terminated by reason of Retirement, death or Disability, the Final Award determined in accordance with Article 4 herein shall be reduced to reflect participation prior to termination of employment only. The Final Award, if any, shall be determined by multiplying the Final Award by a fraction, the numerator of which is the number of days of employment in the Performance Period through the date of employment termination, and the denominator of which is the number of days in the Performance Period. In the case of a Participant’s Disability, the employment termination shall be deemed to have occurred as of the date that the Administrator determines was the date on which the definition of Disability was satisfied. The Final Award thus determined shall be paid at the same time as Final Awards are paid for active employees following the end of the Performance Period in which employment termination occurs, but in no event shall such amount be paid later than the 15th day of the third month after the end of the taxable year of the Participant in which the Performance Period ended.

6.2. Termination of Employment for Other Reasons. In the event of a Participant’s Termination of Employment before the date a Final Award, if any, is paid for any reason other than Retirement, death, Disability or in connection with a Change of Control, all of the Participant’s rights to any Final Award for that Performance Period shall be forfeited unless otherwise determined by the Administrator in its sole discretion.

6.3. Effect of a Change of Control. In the event of a Change of Control, all Participants shall become vested in and entitled to a Final Award calculated based on their individual target incentive awards prorated based on the number of days elapsed in the Performance Period as of the Change in Control over the total days in the Performance Period, or some similar method adopted by the Committee that results in a ratable reduction of the Cash Award based on the partial Performance Period. The amount so calculated shall be the minimum amount payable as a Final Award for each Performance Period in which the Change of Control occurs. The Final Award thus determined shall be paid on the last regular business day occurring on or before the 30th day following the Change of Control, but in no event shall such amount be paid later than the 15th day of the third month after the end of the taxable year of the Participant in which the Change of Control occurred.

6.4. Other Forfeiture Events. The Administrator may, in its discretion, require that all or any portion of a Final Award is subject to an obligation of repayment to the Company upon the violation of a non-competition and confidentiality covenant applicable to the Participant. The Administrator may, in its discretion, also require repayment to the Company of all or any portion of a Final Award if the amount of the Final Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, the Participant engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount of the Final Award would have been lower than the amount actually awarded to the Participant had the financial results been properly reported. This Section 6.4 shall not be the Company’s exclusive remedy with respect to such matters. This Section 6.4 shall not apply after a Change of Control.

Article 7. Nontransferability

No right or interest of any Participant in the Program shall be assignable or transferable, other than by will or pursuant to the laws of descent and distribution, or subject to any lien, directly, by operation of law or otherwise, including, but not limited to, by execution, levy, garnishment, attachment, pledge, or bankruptcy.

Article 8. Administration

8.1. General. The Program shall be administered in accordance with Section 4 of the 2005 LTIP.

8.2. Facility of Payment. If the Administrator deems any person entitled to receive any amount under the provisions of the Program to be incapable of receiving or disbursing the same by reason of minority, illness or infirmity, mental incompetence, or incapacity of any kind, the Administrator may, in its sole discretion, (i) apply such amount directly for the comfort, support and maintenance of such person; (ii) reimburse any person for any such support theretofore supplied to the person entitled to receive any such payment; (iii) pay such amount to any person selected by the Administrator to disburse it for such comfort, support and maintenance, including without limitation, any relative who has undertaken, wholly or partially, the expense of such person’s comfort, care and maintenance, or any institution in whose care or custody the person entitled to the amount may be; or (iv) with respect to any amount due to a minor, deposit such amount to his or her credit in any savings or commercial bank of the Administrator’s choice, direct that such distribution be paid to the legal guardian, or if none, to a parent of such person or a responsible adult with whom the minor maintains his or her residence, or to the custodian for such person under the Uniform Gift to Minors Act or Gift to Minors Act, if such payment is permitted by the laws of the state in which the minor resides. Payment pursuant to this Section 8.2 shall fully discharge the Company, the Board, the Committee, and the Program from further liability on account thereof.

Article 9. Amendment or Termination

The Administrator, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Program, or suspend or terminate it entirely, in accordance with the provisions of the 2005 LTIP. No Cash Award may be granted during any period of suspension of the Program or after termination of the Program, and in no event may any new Cash Award be granted after the termination or expiration of the 2005 LTIP under which this Program is established. Any outstanding Cash Award granted before the date of termination of the Program, and the rights of any Participant with respect to such an outstanding Cash Award, will continue in full force and effect notwithstanding the termination of the Program for any reason.

Article 10. Miscellaneous

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Program. Any reference to a section (other than to a section of the Program) shall also include a successor to such section. The Program is governed by the 2005 LTIP and shall be construed in accordance therewith. In the event any term or provision of the Program conflicts with any term or provision of the 2005 LTIP, the terms and provisions of the 2005 LTIP shall control.

CARDINAL HEALTH, INC.

By:	/s/ Carole S. Watkins
Title:	CHRO